EXHIBIT 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson
818.676.6978
david.w.olson@healthnet.com

Angie McCabe
818.676.8692
angeline.mccabe@healthnet.com

HEALTH NET BUYS 2.7 MILLION SHARES
IN ACCELERATED SHARE REPURCHASE

LOS ANGELES, December 15, 2006 – Health Net, Inc. (NYSE:HNT) today announced that it repurchased 2,689,538 shares of its common stock, at an initial purchase price of $47.22 per share or $127 million, under an accelerated share repurchase (ASR) agreement with JPMorgan dated December 13, 2006.

Under the agreement, Health Net has repurchased the shares, and JP Morgan is expected to purchase an equivalent number of shares in the open market in the next few months. The repurchased shares are subject to a future price adjustment based on JPMorgan’s volume-weighted average purchase price for the shares.

“We are pleased that we have been able to execute this accelerated repurchase as part of our ongoing stock repurchase program. We believe it demonstrates our commitment to building stockholder value,” said Jay Gellert, president and chief executive officer of Health Net, Inc.

Including the ASR, Health Net has repurchased approximately 5.5 million shares for approximately $250 million since it restarted its stock repurchase program on November 9, 2006. In October 2006, the Health Net Board of Directors authorized the company to spend $450 million on stock repurchases.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides behavioral health, substance abuse and employee assistance programs (EAPs) to approximately 7.3 million individuals in various states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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